AMENDMENT TO CUSTODIAN AGREEMENT
                                     between
                         AETNA VARIABLE PORTFOLIOS, INC.
                                       and
                                MELLON BANK, N.A.


                                   WITNESSETH:

        WHEREAS, Aetna Variable Portfolios, Inc. (the "Fund"), and Mellon Bank, N.A. ("Mellon"), entered into a Custodian Agreement (the "Agreement") on August 26, 1996 with respect to the assets of certain portfolios of the Fund and some or all additional portfolios that the Fund may establish from time to time; and

        WHEREAS, the Fund has authorized the creation of new portfolios, Aetna Index Plus Small Cap Portfolio, Aetna Index Plus Mid Cap Portfolio, Aetna Mid Cap Portfolio, Aetna Real Estate Securities Portfolio, Aetna Index Plus Bond Portfolio, and Aetna High Yield Portfolio ("Portfolios"), and has amended its registration statement on Form N-1A to register shares of beneficial interest of the Portfolios with the Securities and Exchange Commission; and

        WHEREAS, the Fund desires to appoint Mellon as custodian of the assets for such Portfolios;

        NOW THEREFORE, it is agreed as follows:

        1. The Fund, on behalf of the Portfolios, hereby appoints Mellon, and Mellon hereby accepts appointment, as the custodian of the assets of the Portfolios, in accordance with all the terms and conditions set forth in the Agreement.

        2. The Fund is entering into this Agreement incorporating the Agreement on behalf of each Portfolio individually and not jointly with any other Portfolio. In the Agreement, the term "Fund" shall refer to the Fund solely on behalf of each Portfolio individually to which a particular Futures Contract transaction or other obligation under the Agreement relates. The responsibilities and benefits set forth in the Agreement shall refer to each Portfolio severally and not jointly. No individual Portfolio shall have any responsibility for any obligation arising out of a Futures Contract transaction entered into by any other Portfolio. Without otherwise limiting the generality of the foregoing,

               (a) any breach of the Agreement regarding the Fund with respect to any one Portfolio shall not create a right or obligation with respect to any other Portfolio;

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               (b)    under no circumstances shall Mellon have the right to set
                      off claims relating to a Portfolio by applying property of any other Portfolio;

               (c) no Portfolio shall have the right of set off against the assets held by any other Portfolio;

               (d) the business and contractual relationships created by the Agreement as amended hereby, and the consequences of such relationships relate solely to the particular Portfolio to which such relationship was created; and

               (e) all property held by Mellon on behalf of a particular Portfolio shall relate solely to the particular Portfolio.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date mentioned below.

                                  Aetna Variable Portfolios, Inc. on behalf of
                                   Aetna Index Plus Small Cap Portfolio
                                   Aetna Index Plus Mid Cap Portfolio
                                   Aetna Mid Cap Portfolio
                                   Aetna Real Estate Securities Portfolio
                                   Aetna Index Plus Bond Portfolio
Mellon Bank, N.A.                  Aetna High Yield Portfolio


By:    /s/ Christi R. Caperton     By:    /s/ Stephanie A. Taylor

Name:  Christi R. Caperton         Name:  Stephanie A. Taylor

Title: Vice President              Title: Asst. Treasurer
       Mellon Bank, N.A.

Date:  12/21/97                    Date:  11/11/97